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                                                                     Exhibit 2

             FIRST AMENDMENT, CONSENT AND WAIVER TO CREDIT AGREEMENT
             -------------------------------------------------------


         This First Amendment , Consent and Waiver to Credit Agreement (this "Amendment") is entered into as of May 8, 1998 among Century Business Services, Inc., (f/k/a International Alliance Services, Inc.), a Delaware corporation (the "Company"), the Banks (as defined below) and Bank of America National Trust & Savings Association, individually as a Bank and as agent (the "Agent").

                                    RECITALS
                                    --------

         A. The Company, the Agent and certain financial institutions (the "Banks") are party to that certain Credit Agreement, dated as of October 3, 1997 ( as previously amended, the "Credit Agreement"). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

         B. The Company, the Agent and the Banks wish to amend the Credit Agreement on the terms and conditions set forth below.

         Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

                  1.       Amendments to Credit Agreement.

                  (a) SECTION 1.01 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING THE FOLLOWING DEFINITIONS IN THEIR ENTIRETY:

                           "Attorney Costs"
                           "Cash Collateralize"
                           "Change of Control"
                           "GAAP"
                           "Material Adverse Effect"
                           "Other Taxes"
                           "Permitted Acquisition Threshold"
                           "Responsible Officer"
                           "Statutory Surplus"

                  (b) SECTION 1.01 OF THE CREDIT AGREEMENT IS HEREBY FURTHER AMENDED BY INSERTING THE FOLLOWING DEFINITIONS IN APPROPRIATE ALPHABETICAL ORDER:


                  "ATTORNEY COSTS" means and includes all reasonable and customary fees and disbursements of any law firm or other external counsel, the allocated cost of internal
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                  legal services and all disbursements of internal counsel
                  RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

                  "CASH COLLATERALIZE" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (which documents are hereby consented to by the Banks). [DELETION] The Company hereby grants the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked deposit accounts at B of A.

                  "CHANGE OF CONTROL" means (a) any Person or any two or more Persons (IN EACH CASE OTHER THAN A PERSON THAT IS A STOCKHOLDER OF THE COMPANY AS OF THE DATE OF THIS AGREEMENT) acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of capital stock of the Company (or other securities convertible into such capital stock) representing 25% or more of the combined voting power of all capital stock of the Company entitled to vote in the election of directors, other than capital stock having such power only by reason of the happening of a contingency, or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Company's board of directors (together with any new directors whose election by the Company's board of directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reasons other than death or disability to constitute a majority of the directors then in office, or
                  (c) during any period of twelve consecutive calendar months, the ceasing of more than 25% of the individuals (i) who hold an office possessing the title SENIOR Vice President or Executive Vice President or such title that ranks senior thereto of the Company, the Company's direct Subsidiaries and parent Insurance Subsidiaries and (ii) who are the principal operating manager or manager, or such other title possessing equivalent duties of Subsidiaries not described in clause (i) (collectively, "Senior Management"), on the first day of each such period to be part of the Senior Management of the Company and its Subsidiaries taken as a whole.


                  "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are IN EFFECT AND applicable to the circumstances as of the date of determination; PROVIDED, HOWEVER, that for purposes of all computations required to be made with respect to compliance by the Company with SECTIONS 8.15, 8.16, and 8.17, such term shall mean



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                  generally accepted accounting principles as in effect on the date of this Agreement, applied in a manner consistent with those used in preparing the financial statements referred to in SECTION 6.11 (x) and (y).

                  "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or as to the Insurance Subsidiaries and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any GUARANTOR to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any GUARANTOR of any Loan Document.

                  "OTHER TAXES" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, OR enforcement [DELETION] of, or otherwise with respect to, this Agreement or any other Loan Documents.

                  "PERMITTED ACQUISITION THRESHOLD" means either (a) the total consideration to be paid by the Company or any of its Subsidiaries in connection with an Acquisition (as determined by the Company) is equal to or in excess of $35,000,000 or (b) the total cash consideration to be paid by the Company or any of its Subsidiaries in connection with an Acquisition is equal to or in excess of $20,000,000.

                  "RESPONSIBLE OFFICER" means the chief executive officer, the president, THE EXECUTIVE VICE PRESIDENT OR THE CHIEF FINANCIAL OFFICER of the Company, or any other officer having substantially the same authority and responsibility as the executive vice president and chief financial officer; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

                  "STATUTORY SURPLUS" means, with respect to any Insurance Subsidiary at any time, the statutory capital and surplus of such Insurance Subsidiary at such time, as determined in accordance with SAP ("Liabilities, Surplus and Other Funds" statement page 3, line 25 of the Annual Statement).

                  (c) CLAUSE (c) OF SECTION 3.05 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING SAID CLAUSE (c) IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW CLAUSE (C):

                           "(c) The Company hereby assumes all risks of the acts
                  or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; PROVIDED, however, that this assumption is not intended to, and shall not, preclude the Company's

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                  pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.06; PROVIDED, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, UNLESS IT RECEIVED A notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which APPEAR TO BE IN ORDER WHEN PRESENTED.".

                  (d) CLAUSES (b), (c) AND (d) OF SECTION 6.01 OF THE CREDIT AGREEMENT ARE HEREBY AMENDED BY DELETING SAID CLAUSES IN THEIR ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW CLAUSES (b), (c), AND
         (d):


                           "(b) has the power and authority and all MATERIAL
                  governmental licenses, authorizations, consents and MATERIAL approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

                           (c) is duly qualified as a foreign corporation and is
                  licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, EXCEPT IN EACH CASE TO THE EXTENT THAT THE FAILURE TO DO SO COULD NOT REASONABLY BE EXPECTED TO HAVE A MATERIAL ADVERSE EFFECT.

                           (d) is in compliance with all Requirements of Law,
                  except [DELETION] to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.".

                  (e) SECTION 7.01 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING SAID SECTION 7.01 IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW SECTION 7.01:



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                           "(a) as soon as available, but not later than 90 days
                  after the end of each fiscal year (commencing with the fiscal year ended December 31, 1997), TO THE EXTENT PREPARED TO
                  COMPLY WITH SEC REQUIREMENTS, A COPY OF SEC FORM 10-K'S FILED BY THE COMPANY WITH THE SEC FOR SUCH FISCAL YEAR, OR IF NO
                  SUCH FORM 10-K WAS FILED BY THE COMPANY FOR SUCH FISCAL YEAR, a copy of the audited consolidated [DELETION] balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated [DELETION] statements of income or operations and [DELETION] shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of KPMG Peat Marwick or another nationally-recognized independent public accounting firm ("INDEPENDENT AUDITOR") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records;

                           (b) as soon as available, but not later than 45 days
                  after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended September 30, 1997), TO THE EXTENT PREPARED TO COMPLY WITH SEC REQUIREMENTS, A COPY OF THE SEC FORM 10-QS FILED BY THE COMPANY WITH THE SEC FOR SUCH FISCAL QUARTER, OR IF NO SUCH FORM 10-Q WAS FILED BY THE COMPANY FOR SUCH FISCAL QUARTER, a copy of the unaudited consolidated [DELETION] balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated [DELETION] statements of income and [DELETION] shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries;

                           (c) (i) as soon as available, IF REQUIRED, but not
                  later than 90 days after the end of each fiscal year of each Insurance Subsidiary, a copy of the Annual Statement of such Insurance Subsidiary, setting forth in each case in comparative form the figures for the previous fiscal year, and
                  (ii) as soon as available, but not later than 180 days after the end of each fiscal year of each Insurance Subsidiary, a copy of the audited financial statements of such Insurance Subsidiary, setting forth in each case in comparative form the figures of the previous fiscal year, accompanied by the opinion of an Independent Auditor, which report shall state that such financial statements present fairly the financial position for the periods indicated in conformity with SAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of any Subsidiary's records; and




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                           (d) as soon as available, IF REQUIRED, but not later
                  than the earlier of (i) ten days after the regulatory filing date or (ii) 50 days after the end of each of the first three fiscal quarters of each fiscal year of each Insurance Subsidiary, a copy of the Quarterly Statement of such Insurance Subsidiary certified by a Responsible Officer of such Insurance Subsidiary as fairly presenting, in accordance with SAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of such Insurance Subsidiary.".

                  (f) CLAUSE (d) OF SECTION 7.02 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING SAID CLAUSE (d) IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW CLAUSE (d):

                           "(d) as soon as available, but in any event not later
                  than the 30th day prior to the end of each fiscal year, a copy of the plan and forecast (including a projected consolidated [DELETION] balance sheet, income statement and cash flow statement BY BUSINESS SEGMENT) of the Company and its Subsidiaries for the next fiscal year;".

                  (g) (X) THE TEXT OF CLAUSE (e) OF SECTION 7.02 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING SAID TEXT IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE PHRASE "[INTENTIONALLY OMITTED]".

                      (Y) THE PARENTHETICAL LANGUAGE CONTAINED IN CLAUSE
         (g) OF SECTION 7.02 OF THE CREDIT AGREEMENT IS HEREBY DELETED IN ITS ENTIRETY.

                  (h) CLAUSE (a), (i) AND (j) OF SECTION 8.01 OF THE CREDIT AGREEMENT ARE EACH HEREBY AMENDED BY DELETING SAID CLAUSES IN THEIR ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW CLAUSES (a),
         (i) AND (j):

                           "(a) any Lien (other than as described in SECTION
                  8.01(m)) existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date and described therein (other than Indebtedness in a principal amount not exceeding INDIVIDUALLY $50,000 OR IN THE AGGREGATE $250,000, it being understood and agreed that any such Lien shall be permitted to exist pursuant to this clause (a) notwithstanding the absence thereof on Schedule 8.01);"

                                      * * *

                           "(i) Liens on assets of corporations which become
                  Subsidiaries after the date of this Agreement, PROVIDED, HOWEVER, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof and do not in the aggregate at any time outstanding exceed $10,000,000;




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                           (j) purchase money security interests on any property
                  acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; PROVIDED THAT (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction and
                  (iii) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed, together with Indebtedness permitted under
                  Section 8.05(d), $10,000,000;".

                  (i) CLAUSE (d) OF SECTION 8.02 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING SAID CLAUSE (d) IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW CLAUSE (d):

                           "(d) dispositions not otherwise permitted hereunder
                  which are made for fair market value; PROVIDED that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 80% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed (x) 5% of the net tangible assets of the Company and its Subsidiaries on a consolidated basis during any twelve month period with net tangible assets to be measured as of the beginning of such period, and (y) 15% of the net tangible assets of the Company and its Subsidiaries on a consolidated basis during the term of this Agreement, with net tangible assets to be measured as of the Closing Date.".

                  (j) CLAUSE (d) OF SECTION 8.05 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING SAID CLAUSE (d) IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW CLAUSE (d):

                           "(d) other Indebtedness in an aggregate amount
                  outstanding not to exceed $10,000,000 (including Indebtedness secured by Liens permitted by SECTION 8.01(i) and (j));".

                  (k) CLAUSE (C) OF SECTION 8.08 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING SAID CLAUSE (C) IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW CLAUSE (C):

                           "(c) Contingent Obligations (x) of the Company and
                  its subsidiaries existing as of the Closing Date and listed in
                  SCHEDULE 8.08 AND (y) OF THE COMPANY WITH RESPECT TO PAYMENTS TO BE MADE BY A SUBSIDIARY OF THE COMPANY PURSUANT TO OPERATING LEASES ENTERED INTO BY SUCH SUBSIDIARY IN THE ORDINARY COURSE OF BUSINESS;".



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                  (l) SECTION 8.09 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY
         DELETING SAID SECTION 8.09 IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW SECTION 8.09:

                           "8.09 JOINT VENTURES. The Company shall not, and
                  shall not suffer or permit any Subsidiary to enter into any Joint Venture; PROVIDED, HOWEVER that the Company and its Wholly-Owned Subsidiaries (other than Excluded Subsidiaries) shall be permitted to make Investments in Joint Ventures so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) after giving effect to any such Investment, the Company and/or a Wholly-Owned Subsidiary of the Company shall control 51% or more of the interests in such Joint Venture and (z) after giving effect to any such Investment, the aggregate net amount expended by the Company and/or any Wholly-Owned Subsidiary of the Company in connection with all such Investments made after the date of the Agreement shall not at any time exceed $10,000,000.".

                  (m) CLAUSES (b) AND (c) OF SECTION 8.10 OF THE CREDIT AGREEMENT ARE EACH HEREBY AMENDED BY DELETING SAID CLAUSES IN THEIR ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NOW CLAUSES (b) AND (c):

                           "(b) operating leases entered into by the Company or
                  any Subsidiary after the Closing Date in the ordinary course of business; [DELETION] and

                           (c) Capital Leases other than those permitted under
                  clause (a) of this Section, entered into by the Company or any Subsidiary after the Closing Date to finance the acquisition of equipment; PROVIDED that the aggregate Capital Lease Obligations for all such Capital Leases shall not at any time exceed $10,000,000.".

                  (n) SECTION 8.13 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING SAID SECTION 8.13 IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW SECTION 8.13:

                           "8.13 Change in Business. The Company shall not, and
                  shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries taken as a whole on the CLOSING DATE AND REASONABLE EXTENSIONS THEREOF.".

                  (o) CLAUSES (c), (e) AND, (j), OF SECTION 9.01 OF THE CREDIT AGREEMENT ARE HEREBY AMENDED BY DELETING SAID CLAUSES IN THEIR ENTIRETY AND INSERTING IN LIEU THEREOF THE FOLLOWING NEW CLAUSES (c), (e), AND
         (j),:

                           "(c) Specific Defaults. The Company fails to perform
                  or observe any term, covenant or agreement contained in any of
                  Section 7.01, 7.02, 7.03 (a), (b), (c) OR (f) or 7.08
                  [DELETION] or in Article VIII; or"

                                      * * *




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                           "(e) CROSS-DEFAULT. (i) The Company or any Subsidiary
                  (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist with respect to the obligations of the Company or such Subsidiary, under any agreement or instrument relating to any Indebtedness or Contingent Obligation of more than $3,000,000, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party
                  (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $3,000,000; or"

                                                *          *          *

                           "(j) NON-MONETARY JUDGMENTS. Any non-monetary
                  judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or".

                  (p) THE TEXT OF SECTION 11.11 OF THE CREDIT AGREEMENT IS HEREBY AMENDED BY DELETING SAID TEXT IN ITS ENTIRETY AND INSERTING IN LIEU THEREOF THE PHRASE "[INTENTIONALLY OMITTED"]".

                  2. CONSENT AND WAIVER. Notwithstanding the prohibition contained in SECTION 8.04(d)(i) of the Credit Agreement, the Banks hereby consent to the acquisition by the Company of 100% of the capital stock of The Continuous Learning Group, Inc. and of Envision Development Group, Inc. (the "Continuous Acquisition"), and hereby waive any Default or Event of Default which



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

may have resulted solely from the Company's failure to comply with said
SECTION 8.04(d)(i) in connection with the Continuous Acquisition on or prior to the date of this Amendment.

                  3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants that:


                    (a) The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action and that this Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability;

                    (b) Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date); and

                    (c) After giving effect to this Amendment, no Default or Unmatured Default has occurred and is continuing.

                  4. EFFECTIVE DATE. Section 1 of this Amendment shall become effective upon the date (the "Effective Date") of the execution and delivery hereof by the Company, the Agent and each of the Banks.

                  5.       REFERENCE TO AND EFFECT UPON THE CREDIT AGREEMENT.

                           (a) Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

                           (b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Bank under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

                  6. COSTS AND EXPENSES. The Company hereby affirms its obligation under SECTION 11.04 of the Credit Agreement to reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the preparation and execution of this Amendment, including but not limited to the attorneys' fees and time charges of attorneys for the Agent with respect thereto.

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                  7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                  8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

                  9. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

                            [Signature Pages Follow]

DEBT

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                   CENTURY BUSINESS SERVICES, INC. (f/k/a
                                    International Alliance Services, Inc.)

                                   By: /s/ Charles D. Hamm, Jr.
                                       ------------------------------------

                                   Name: Charles D. Hamm, Jr.
                                         ----------------------------------

                                   Title: Senior Vice President & CFO
                                          ---------------------------------


                                   BANK OF AMERICA NATIONAL TRUST AND
                                      SAVINGS ASSOCIATION, as Agent

                                   By: /s/ Jay McKeown
                                       ------------------------------------

                                   Name: Jay McKeown
                                         ----------------------------------

                                   Title: Assistant Vice President
                                          ---------------------------------

                                   BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION, as a Bank

                                   By: /s/ Timothy J. Pepowski
                                       ------------------------------------

                                   Name: Timothy J. Pepowski
                                         ----------------------------------

                                   Title: SVP
                                          ---------------------------------


                                   STAR BANK, N.A.

                                   By: /s/ David J. Dannemiller
                                       ------------------------------------

                                   Name: David J. Dannemiller
                                         ----------------------------------

                                   Title: Vice President
                                          ---------------------------------

                                      S-1
                              [TO FIRST AMENDMENT]